Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-223888 of our report dated March 1, 2018, relating to the consolidated financial statements and financial statement schedule of Playa Hotels & Resorts N.V. appearing in the Annual Report on Form 10-K of Playa Hotels & Resorts N.V. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

April 6, 2018